Alfa Corporation

Third Quarter 2005

Conference Call

Thursday, October 20, 2005

9:30 A.M. Central Time

Thank you for standing by. We’re about to begin. Good day and welcome to the Alfa Corporation Conference Call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Executive Vice President of Operations, Mr. Lee Ellis. Please go ahead, Mr. Ellis.

Lee Ellis: Thank you. Good morning. I would like to welcome you and thank you for participating in the third quarter conference call. With me today is Steve Rutledge, Chief Financial Officer and Ralph Forsythe, our Assistant CFO. Before we begin, I would like Ralph to read our Safe Harbor Statement.

Ralph Forsythe: Good morning. Investors are cautioned that statements during this conference call which relate to the future, are by their nature uncertain and dependent upon numerous contingencies, including political, economic, regulatory, climatic, competitive, legal and technological. Any of which could cause actual results or events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission. Alfa uses non-GAAP financial measures of operating income, operating income per share, mortality ratio, lapse ratio, and persistency in evaluating Company performance. These measures may be discussed during this conference call. A link to our definitions of these measures can be found in the “Invest in Alfa” section of our website, which is located at www.alfains.com.

At this time, I’d like to turn it back over to you, Lee.

Lee Ellis: Thank you very much, Ralph. As you can see from our press release, we had solid performance in the third quarter. Operating income was $24.2 million, or $0.30 per share, representing a 24% increase over the third quarter of 2004 results. The primary drivers continue to be a strong core loss ratio, along with the addition of Virginia Mutual and Vision operating units into the pool. On a year-to-date basis through September 2005, we have had an outstanding result, with operating income increasing $72 million or $0.90 per share, representing a 14% increase over the year-to-date results of ‘04.

Our P&C units grew written premium by 16% from third quarter ‘04 and 18% year-to-date. We continue to have steady growth in our core book of net written premium up 5% over the prior year. The inclusion of Vision and Virginia Mutual business units in 2005 make up the remainder of the growth. Our underwriting margins continue to be exceptional, achieving a loss ratio of 59.2% for the quarter, a 3% improvement over the third quarter of last year. Our combined ratio of 89% for the quarter is a 1% improvement over the third quarter of ‘04. Operating income in our life operations grew 7% over the same quarter last year as a result of steady premium growth in our traditional business. Death claims continue to be a challenge for us with mortality at 111% of expected third quarter compared to 106% for the same quarter of ‘04. However, year-to-date mortality is at 95%, which is a 9% improvement over ‘04. We are excited to announce that we will introduce three new life products in the first quarter of 2006. We will venture into the annuity market with two new annuity products and also offer a new term life product. Our finance company is continuing to grow its portfolio as well as its yields. The loan portfolio grew 12% in the second quarter and yield rate increased 70 basis points to 7.81%. Net income in our consumer loan division was up 42% for the quarter with Mid-Country contributing nicely. However, this was offset by continuing legal expense and slight credit loss provisioning within OFC, resulting in overall results for the finance operations that were only slightly above break even. We will continue this trend until the divestiture of OFC is completed.

I am excited to be able to share with you that on October 17th our new Exceed Policy Administration System was declared production ready to support our automobile line of business in Mississippi. Exceed has been in development for several years and was built with two primary goals in mind; customer service and making Alfa an easier company with which to do business. We are finalizing a schedule to expand this product in the remainder of our states.

The focus of the entire insurance industry in recent days has been on the aftermath of Hurricane Katrina. I will remind you that we have already reached our CAT plan lower limit for 2005, and there was no effect on the earnings of Alfa Corporation. However, I would be remiss if I didn’t update you on how the Alfa Group was affected by Katrina. We have received to-date approximately 29,000 claims. We currently have paid and reserved $140 million and expect total claims paid to be between $160 and $180 million. Approximately 70% of these were in Alabama and the remainder in Mississippi. As I told you on our last call, Hurricane Ivan was Alfa’s wake-up call. The catastrophe readiness program that we put into place after Ivan was approximately one-half complete when Dennis came ashore in July, and was fully operational when Katrina made landfall in August. We are extremely proud of the way we were able to service our policyholders that were affected by this storm, without neglecting our non-storm related claims. All customers with storm claims were contacted within 30 days after we were allowed into the respective states. Now, I’ll turn the call over to Steve Rutledge for more detail.

Steve Rutledge: Thank you, Lee, and good morning everyone. Again this quarter I’d point out that we have an improved investor supplement that has additional information on some of our new ventures, as well as a new look at some of our core businesses and you can access this on our website. Our web address again is www.alfains.com and click on the webcast link in the “Invest in Alfa” section. Now, I’ll give you some highlights of the quarter. Overall our total premium income and policy charges for the third quarter were up 15% over the third quarter of 2004. We continue to experience the impact of Alfa Virginia Mutual quota share addition to the Alfa Group pooling agreement, the purchase of Vision Insurance Group Managing General Agency and the subsequent formation of Alfa Vision Insurance Corporation. As a result of these transactions, our total revenue which includes premium and policy charges, investment and other income, increased 16% this quarter versus the third quarter of 2004. While with these same additions, we grew expenses at a slower 14% rate. This combination of higher revenue growth versus a slower expense growth rate led to a 27% increase in pre-tax operating income in the quarter.

Looking at our results by product line, we will first look at our property and casualty operations. Our growth rate for our property and casualty written and earned premium in the third quarter were 15.6% and 15.2% respectfully. Growth in our three contiguous states, Alabama, Georgia and Mississippi, was 3.4% for written and 5.1% for earned. Alfa Vision and Alfa Virginia Mutual combined to add an additional $15.7 million of written premium and $12.4 million of earned premium in the quarter. Again, we had an outstanding overall loss ratio of 59.2%. This compared favorably to the loss ratio we had in the third quarter of 2004 of 62.4. For the year, our loss ratio by state is very similar in 2005 compared to 2004, with the exception of our Georgia business.

In Alabama, our year-to-date has improved from 58.1% last year to 56.6% in 2005. In Mississippi, our loss ratio is basically flat at 59.5%. In Georgia, our loss ratio has ticked up about 9 points from 66.7 to 75.9. Here we have begun to see some adverse trend in our auto liability line. This is an area we will focus on in our next rate study, but I would remind you that Georgia is a very difficult market to get an adequate rate. Also, we had one property loss in Georgia that added about 2.5% to that loss ratio.

In our more recent ventures, our loss ratios are good. At Virginia and Vision, loss ratios are 45% and 58% respectively for the current quarter. Our loss adjustment expense was 4.4%. This was in line with last quarter as a percent of premiums. However, it was 33% increased over the third quarter of 2004. This increase was because of the fee Alfa Vision pays the Managing General agent for claims work. This fee is a higher rate at our core LAE ratio. Stripping the Vision premium and fee out, our LAE would have been 4.1%.

Our expense ratio came in at 25.5% for the quarter. This was higher than the expense ratio reported last quarter of 23.4 and also higher than the 24.2% reported in the third quarter of 2004. This ratio is also being impacted by the addition of Alfa Vision and Alfa Virginia Mutual. Our ceding commission on Alfa Virginia Mutual quota share is much higher than our core expense structure, and Alfa Vision expense ran approximately 25.5% of the Alfa Vision earned premium this quarter. The higher expense structure from these two entities added approximately  1/2% to the expense ratio. In addition for the segment reporting on the investor supplement, Alfa Vision’s policy fee expense is included in operating expense and also in fee income. These are eliminated at the holding company level. However, the fee income added approximately 7/10 of 1% to the expense ratio. The core expense ratio would have been around 24.2% with these new entities taken out. I will remind you that Alfa Virginia Mutual remains very profitable with a combined ratio of 88.7% for the third quarter, and Vision with a combined ratio of 92.7%.

And finally, we had a very good GAAP combined ratio of 89.1%, which is better than the 90.4 experienced in the third quarter of 2004, and in line with the 89% year-to-date number. Moving over to our life operation, our life company had an outstanding growth in premiums and policy charges, increasing 13% for the quarter. This growth was facilitated by consistent and positive persistency in our life company. Termination for the first nine months of 2005 compared to 2004 for our old traditional book, the termination rate increased slightly from 6.1 to 6.5%. However, in our larger interest sensitive product termination rates dropped 45 basis points to 6.42%, and then our term products’ termination rates dropped 96 basis points to 8.97%. Net operating income was up 7.2% for the quarter. This growth rate was impacted by a higher mortality ratio, which came in at 111% for the quarter versus 106% for the same period last year. Year-to-date operating income in our life company has had an outstanding growth rate of 19.7%, increasing by more than $2.4 million. This growth is coming from solid top line increase, slower expense growth and a decline in our mortality rate from 104% last year to 95% this year.

Now, moving over to our non-insurance operations, again these consist of our consumer finance, our agency operations, our investment in Mid-Country Financial, and our commercial lease operation that is now basically in run-off. Overall, this was a break-even quarter for all of these operations combined. However, within these group’s break-even performance, there was some positive highlights. First in our consumer finance division, our loan portfolio was up 12% year over year and our net income increased 18% to $703,000 after tax. Our income from our Mid-Country investment also showed an improvement of 162% to $301,000. These are relatively small numbers, but two of the areas where we have experienced solid growth in operating performance. Unfortunately, we have not received regulatory approval for the divestiture of OFC Capital. OFC had a loss of $931,000 this quarter, compared to a loss of $519,000 in the third quarter of 2004. We again strengthened reserves $575,000 and had additional legal fees in the quarter. We’ve continued to work with the regulatory agencies, both the OTS and FDIC for approval of this divestiture. And the final piece of our non-insurance area is our agency operations and again this quarter, they were basically break-even. Our book value has increased to approximately $47 million year-to-date. We had no share repurchase activity in the third quarter, but we’ve repurchased 219,000 shares at an average price of $13.50 year-to-date. Lee, that concludes my comments and I’ll turn the call back over to you.

Lee Ellis: Thank you very much, Steve. Now, we’re ready to take any questions that you might have.

Thank you Mr. Ellis. At this time, the question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will take as many as time allows and take you in the order that you signal. Again, that is star one. We’ll pause just a moment to assemble the queue. And our first question comes from David Lewis of Suntrust.

David Lewis: Good morning. Congratulations on a solid quarter.

Steve Rutledge: Thank you.

Lee Ellis: Thank you, David.

David Lewis: I’ve got a number of questions. I’ll hit on a few and I’ll come back if the others aren’t answered. But first, let’s have a discussion about kinda pricing changes given the catastrophe environment, obviously two followed one, the current losses that people have experienced and two, making changes in models as people look at future potential CAT exposure. Given the magnitude of losses of State Farm, Allstate, others have incurred, what’s kinda your thought process on the personal lines, maybe both auto and homeowners?

Lee Ellis: From the homeowner perspective first because of the storm, we obviously expect the magnitude of catastrophe losses this year to put some pressure on the industry’s property pricing. We do think that the use of models is introducing more stability to the actuarial indications, but companies will certainly be paying more for reinsurance. Steve Rutledge and I are going to Chicago this weekend to meet with our reinsurance folks, and we’ll know a whole lot more after that. We are continuing to work our strategy to reduce our catastrophe exposure and to price it more adequately and will continue to. In the automobile market, it’s as competitive as I’ve ever seen it. There have been three rate increases in the last six months which kind of surprised us. Nationwide took a 4.9% increase in July, Progressive’s Halcyon company took a 3.1% increase in May, and Safeco took a 3.6% increase in April. You know, we’re, we’re glad to see that, but we’re not seeing that in the field. The market is competitive as ever and we’ll continue to have to work harder and smarter in the automobile areas.

David	Lewis: Steve, can you…

Steve Rutledge: On your, on your models, just follow-up on model, we are you know experiencing that same model drift, and, and some of the changes we’ve made as far as exposure had impact on our PML curves of 8 to 10% downward, but we’re seeing model changes that are increasing that PML as much as 50%. That’s 5-0% so you know when the reinsurers are looking at those models and they’re seeing that type of increase, all of a sudden your 200-year storm is much larger and that’s gonna be priced in. So I think what you’re gonna see in addition to companies probably thinking they need and may actually need more limit, that, that limit’s gonna cost more to buy.

David Lewis: Well, let’s just assume that reinsurance rates go up 10 to 15%, would you anticipate that you can push most of that off to the consumer or would that squeeze margins? Best guess.

Steve Rutledge: I think, you know, I think surely the industry’s gonna react and, and you’re gonna see that hard market in property continue. You know, we’re not the only ones dealing with that and with the model changes and the impact from that, so you know, we’ve got…we’re working on a rate filing that’ll probably be in early ‘06 specifically in our homeowner book, you know I think you’re probably gonna have to be more creative, you know look at higher deductibles, maybe expanding those deductibles to from just hurricane to maybe an all-peril and then, you’re gonna have to get the rate to pay for some of this reinsurance.

Lee Ellis: We have a plan that we’re working on aggressively and hope to roll out in the first quarter of next year that we think will solve any margin squeezing that we have. We do expect to have margin squeezing, but remember two things. One is we do have the CAT plan so that squeeze is shared between our companies and also, that this plan we think will more than offset that, any margin squeeze we have.

David Lewis: Okay and on the CAT plan, do you have any early indications of what your limit might be for the corporation?

Steve Rutledge: For ‘06?

David Lewis: Yeah for ‘06. I guess it’s 9 1/2 cents for ‘05.

Steve Rutledge: We haven’t, we haven’t, we’ll have a pooling committee, committee of the board determine that later in the year and that hadn’t been done, David.

David Lewis: Clearly it’ll be higher, maybe somewhere in the 11 or 12 cents might be a conservative starting point? I know I don’t want to put words in your mouth but.

Steve Rutledge: Yeah, until we get the PMLs loaded and, and have that meeting, we just, you know, I don’t have a number at this point.

David Lewis: Okay. Alright, I’ll come back to the other questions. Thank you.

Steve Rutledge: Alright.

Thank you. Our next question comes from Robert Green of Sandler, O’Neill.

Robert Green: Morning guys. Again a great quarter. I just had two questions I want to ask you. I know we just talked about, you know, the storm losses not affecting your line, your bottom line, in that it didn’t affect the loss ratio, but as far as top line growth, did you see any business disruption, just as, as far as you know the hurricane just affecting you guys? Getting out there and writing business?

Lee Ellis: Well in the, if you’ll remember Ivan, there was tremendous business interruption. We had a new CAT plan in place on how we would, a recovery plan in place. This storm was handled quicker and more efficiently and I don’t think put near the pressure on our agency force, so I don’t think you’re gonna see much of that. Matter of fact, our sales are up pretty nicely in September.

Steve Rutledge: We probably had a little bit in Mississippi, especially the lower half, but keep in mind, Robert, we were…as Mr. Ellis pointed out, were were comparing against a pretty soft quarter because Ivan was in the third quarter of last year and that was a big event for us.

Robert Green: Okay, great. The second thing I wanted to ask you, just regarding Alfa Vision, looks like it’s still a little bit slow getting out of the gates here, you know, given kinda where you thought you were gonna be in ‘05 and going in 2006, so I was wondering you know, if you’re still kinda encountering the same difficulties you had in the first half of the year, and how that changes your outlook for the rest of the year and into 2006?

Lee Ellis: Well the soft market has definitely affected our getting out of the box. We have taken some rate decreases in quite a few states now and we feel like we…and we’re already seeing the sales to start to reflect that. So, we, we think we’ll…we’re playing catch-up a little bit, but we will continue to make progress there.

Steve Rutledge: We’re taking cautious steps though, Robert. We’re monitoring the loss ratio obviously as we do that. We have seen, with those rate decreases, a slight tick-up in those rate…those loss ratios, but they’re still well within the range we’re comfortable with.

Robert Green: Okay. Now I know you’d, we’d talked about some numbers going into...you know 2006, and um, I think you’d given a number of about $70 million in written premium for ‘06. Do you guys still stand by that or has that kinda been tempered a little bit?

Steve Rutledge: I didn’t know we’d given any guidance on written premium.

Robert Green: Okay, alright. But in the id…I mean in, I mean where do we go from here? Any, any indication or?

Steve Rutledge: I don’t think we’re gonna give any guidance on premium at this point.

Robert Green: Okay. That’s all I have. Thank you.

Thank you and again, we’ll pause just a moment. It is star one on your touch-tone phone. And we’ll take a question from David Lewis.

David Lewis: Back on my list here of questions. First, ah, what’s the expense impact of the new administration … administrative system being rolled out in the fourth quarter in ‘06? I know we’ve kinda bounced around between 24, 25% overall is kinda the upper end of that range more likely?

Steve Rutledge: Hang on one second, David. I’m doing a quick calculation.

David Lewis: Okay. While you do that, and um, maybe we can talk a little bit, Lee, if you know the number, what the option expensing impact would be for 2006?

Lee Ellis: I’m gonna let Steve give you that. It’s a pretty small number, David, I do know that, but ah.

Steve Rutledge: We’re in the middle of the 123 R work right now, David, as far as that. I don’t anticipate it being a lot different than what we’ve put in the footnote disclosure to date, but you know, we just haven’t finished those computations yet. I think we’re gonna stick with the Black-Scholes model like we’ve done in the past. So, I don’t anticipate a major change. That, that, I think it was around 2 or 3 cents per share in the footnote and I don’t, I don’t know why that would be significantly different.

David Lewis: And no accelerated plan?

Steve Rutledge: No.

David Lewis: Okay.

Steve Rutledge: We haven’t made any changes as a result of 123 R to our plan. The ah, starting the roll-out of the Exceed project in the fourth quarter, probably the biggest issue we’re dealing with is we have to amortize 20% of that project in this year, which now means in the fourth quarter. When we talk about that, you don’t want to start annualizing that number obviously, because we’re taking a full year effect in one quarter. If, without any changes, it’s probably gonna have about a 1 1/4 % impact to the expense ratio.

David Lewis: Annually or fourth quarter?

Steve Rutledge: That’s for the fourth quarter. It’ll be much less than that on a quarterly basis going forward with ‘06 being the big year. You weigh your amortizes 20% in the first year. Unfortunately, that’s all gonna hit in the fourth quarter. Then, you’re gonna do 32  1/2% in ‘06, and we’ll spread that over four quarters, and then it will drop off after that. Obviously at that point, you’ve got over half of it amortized in the first two years. So ah, but it, we do anticipate it having an impact on the fourth quarter. We’ve been mentioning that in the prior calls. You know we’re gonna do everything we can to lessen that impact in the fourth quarter.

David Lewis: Can you give us the number that’s being amortized dollar amount?

Steve Rutledge: The ah…On a pre-tax basis, it’s about, hang on a second. It’s about $15 million. So in other words.

David Lewis: Aggregate.

Steve Rutledge: Yeah. It’s, it’s $15 million to the public company, so in essence you’re going to amortize about $3 million pre-tax in the fourth quarter. That’s the 20% that would normally be over the fourth quarter period. However, we turned it on to the fourth quarter so it’s gonna all hit in that period.

David Lewis: Okay, that’s helpful. So kinda back to, I know Lee is pushing you hard to find other savings to offset this, but somewhere maybe in the 24 1/2, 25% range you know, six is probably a good assumption?

Steve Rutledge: Ahh, we, let’s, let’s assume we’re coming in this with all the noise out about 24.1 this quarter, 24.2, ah. So if you have the $15 million at 32 1/2 next year.

Lee Ellis: What.whatever it gives you, David, we are in the process of finalizing our budget for next year. So it’s, we’re, we’re, you’re asking the question a little ahead of the game.

David Lewis: Okay. Well we can work.

Steve Rutledge: Just give you a rough idea, it’s probably gonna add um, you know, 7,  8/10 to the, so if you’re 24.2, it’s probably gonna get closer to 25.

David Lewis: Alright. Okay, that’s helpful. And ah make sure I understand on the OFC comments earlier. The 900 and something thousand dollar loss, did that include legal expenses in that number?

Lee Ellis: Yes.

Steve Rutledge: Yes.

David Lewis: Okay. And I know, the insurance regulators are difficult to predict, but do you anticipate that you might get clearance on this by the end of the year or is it gonna probably push into ‘06?

Lee Ellis: David.

Steve Rutledge: Yes, they are difficult to predict.

Lee Ellis: It’s very difficult as you know. We think that they’ve asked all the questions they’re gonna ask, but everytime we think that they come up with a few more questions.

David Lewis: I understand.

Lee Ellis: Ah, assuming that we’ve asked them all, we might know something in the next 60 to 75 days and that’s, that’s when we think we’ll know something, but you know, that’s, that’s a wild card.

David Lewis: I understand. And the Norvergence settlement, I think we talked about that last quarter. It that involved with this too, waiting on the regulat..?

Steve Rutledge: No, we’re still working on that and ah, the guys at OFC are working on that. I think they’re working in a couple of states right now. One I know for sure is Florida, they’re still talking about, you know, negotiating in the kinda 30 to 40% range. Yeah, I think the other state’s New Jersey they’re negotiating with right now. That’s a couple of our larger books. I don’t have that dollar amount in front of me, but ah, you know, you know, 20, 30, 40 cents on the dollar is what they’re talking about right now. Obviously, we’re full reserved on that so any impact from a negotiated settlement will be a positive.

Lee Ellis: The ah, that, I think the OTS is looking slower and moving slower because of the Norvergence and several other things that have happened in the industry, and ah, so the…but hopefully, they’re where I said they were earlier.

David Lewis: Okay and Steve, do you by chance have the auto and homeowners loss ratio for the third quarter separately over the year ago periods?

Steve Rutledge: Yes, for automobile, hang on one second. Automobile for the current quarter is 61.9 and year ago quarter was 57.6. Homeowner is 55.7 and last year was let’s see if I have a price here…last year fourth quarter was, hang on, David, let me make sure I gave you the right numbers. I’m looking at the sheet here. Alright, homeowner this year 55.7, last year was 59.9, that’s the differences.

David Lewis: I guess I’m a little surprised, and I don’t remember. I think the last year, auto loss ratio was a little abnormally low. Do you?

Lee Ellis: Yeah, we had been seeing a trend up pretty strong actually in automobile experience, David, and lately the last couple, last couple of months, last quarter and it’s been trending back down nicely so I don’t know whether that’s gas prices or what. But we were, we were getting a little concerned, but it’s improved nicely.

David Lewis: And, I think lastly, you know mortality, you know year-to-date is 95% of expected claim, you had a little higher in this quarter. Any concerns about what you’re seeing or do you think it just, continuous fluctuations from period to period?

Lee Ellis: I think everything we’ve seen last year and this year is well within any range that we expect to see.

David Lewis: Great, thanks very much.

Thank you, Mr. Lewis. Our next question comes from Ron Bobman of Capital Return

Ron Bobman: Hi. Thanks a lot. I like how you open your Q & A saying that you’ll take any question. I had a couple of Katrina questions. Early on in the prepared remarks, I think you said that you’re received 29,000 claims. You’ve paid, I’m not sure if you said paid and incurred ah, or you really, ah.

Lee Ellis: Paid and reserves what I said I think.

Ron Bobman: Okay.

Lee Ellis: I don’t know what I said, but that’s what.

Ron Bobman: (laugh) So the $140 million represents dollars paid?

Steve Rutledge: Paid.

Lee Ellis: Paid and reserved.

Ron Bobman: Paid and reserved, so it includes sort of a um, okay. And so how does the 140 differ from the 160 to 180, that’s the ultimate loss number you expect to um?

Lee Ellis: That’s correct. We haven’t seen all our claims, number one, and number two, we’re getting, you know you’re still getting claims in.

Ron Bobman: Of course.

Lee Ellis: They’re very, you know, the number has shrunk, but ah, that’s where we think we’ll be is in that range. I wished it was a smaller range, but that’s, you know, that’s as good as we can give right now.

Ron Bobman: You said that you have the financials closed for Alfa public and Alfa Mutual, the aggregate gross loss number expensed is this, somewhere in this 160 to 180 range?

Lee Ellis: If I’ve understood the question, the answer is yes.

Ron Bobman: Oh, okay, okay, okay. And then, what, I’m confused where you are as far as um, which portion of the submitted claims are closed? You know closed with payment presumably?

Lee Ellis: I don’t have that number on top of my head.

Ron Bobman: Okay.

Lee Ellis: It would be a high percentage. I, I’m sorry I don’t have that on top of my head.

Ron Bobman: Okay. And then I have sort of a related claims question. You know I assume and I believe rightly so, you know, you’re denying, that there was flood damage, you’re denying coverage as flood was presumably not a, surely, in your homeowners policy, not a covered peril. And my question is, you said that in the past that insurance companies may have paid, I think, I think the industry uses this term, prima gratia, this Latin term for sort of gratuitous payments. Do you think that the industry has made sort of gratuitous loss payments to um homeowners who may have had basement flooding following a rain storm or what have you, for whatever the reason, does that, does the history and the record of those payments in any way, in a legal review, weaken your defense, weaken an insurance company’s defense for denying flood cover?

Steve Rutledge: I think from our standpoint, you know, if it’s in the policy we cover it. If it’s excluded we don’t, and I don’t think we’ve made any kind of additional payment like that and fortunately in this storm, we don’t write in the lower three counties in Mississippi so we’re not in the coastal, which, area, which was flooded, you know, had the most extreme flooding, so you know, flooding, in our book has not been a major issue.

Lee Ellis: It’s not been an issue.

Ron Bobman: Um hum. Maybe we could speak generally. If a company has in its you know, closed claim files from other rain storms or what have you, payments for, you know in my example basement flooding, um.

Steve Rutledge: I don’t think we can comment on what other companies do.

Ron Bobman: Alright.

Steve Rutledge: I mean I don’t, you know, I can tell you what we do.

Ron Bobman: Um hum. Okay, thank’s a lot.

Steve Rutledge: Alright.

Ron Bobman: Appreciate it.

Thank you, Mr. Bobman. At this time, we have no further questions. I would like to turn the conference back over to Mr. Ellis for any closing remarks.

Lee Ellis: Okay. Thank y’all very much for being with us today. I’ll say once again, we are very excited about where we’re heading with the Exceed roll-out and its effect on our customers. We’re also excited about our new life products, which we didn’t talk very much about today, but that is a return of premium 20 year level product which I know y’all are aware of how successful that’s been, and our agents have been wanting an annuity product for some time so that’s, that’s gonna be well received and create a lot of excitement. Thank y’all very much for being with us today and look forward to talking to y’all at the next call. Thank you very much.

Thank you everyone. We do appreciate your participation in today’s call. At this time you may now disconnect.